Exhibit 10.6

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of July 31, 2009 (the “Agreement”) by and among Alternative Asset Management Acquisition Corp., a Delaware corporation (“Parent”), Great American Group, Inc., a Delaware Corporation (the “Company”), Andrew Gumaer (the “Member Representative”), as the representative of the members of Great American (the “GA Members”) and the phantom stock holders of Great American (the “Phantom Holders” and together with the GA Members, the “GA Recipients”) listed on Exhibit A hereto, and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Definitive Agreement.

WHEREAS, the Parent, the Company, AAMAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Great American Group, LLC, a California limited liability company (“Great American”), the GA Members and the Member Representative have entered into an Agreement and Plan of Reorganization, dated May 14, 2009, as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated May 29, 2009, by Amendment No. 2 to Agreement and Plan of Reorganization dated July 8, 2009 and by Amendment No. 3 to Agreement and Plan of Reorganization dated July 28, 2009 (collectively, the “Definitive Agreement”), pursuant to which, among other matters, (i) the GA Members will contribute their membership interests in Great American to the Company and (ii) Merger Sub will merge with and into Parent in exchange for which the Parent’s securities will be exchanged on a one-for-one basis for the Company’s securities;

WHEREAS, in connection with the transactions pursuant to the Definitive Agreement, the GA Recipients shall receive an aggregate of 12,000,000 shares of common stock of Parent at closing (the “Stock Consideration”);

WHEREAS, Section 5.3 of the Definitive Agreement provides Parent, Parent subsidiaries and their respective affiliates, successors and permits assigns, officers, directors, employees and agents are to be indemnified in certain respects (the “Indemnification Obligations”);

WHEREAS, Section 1.3 of the Definitive Agreement provides that Parent shall be entitled to recover any Working Capital Shortfall from the Escrowed Indemnification Stock (as defined below);

WHEREAS, Section 1.5 of the Definitive Agreement provides that Parent shall be entitled to recover any Inventory Amount Shortfall from the Member Inventory Stock comprising the Escrowed Indemnification Stock;

WHEREAS, GA Recipients have agreed that 1,500,000 shares of the Stock Consideration (the “Escrowed Indemnification Stock”) shall be subject to the indemnification, Working Capital Shortfall, and Inventory Amount Shortfall, provisions of the Definitive Agreement, and that the release of such shares of Escrowed Indemnification Stock shall be governed by the terms of the Definitive Agreement and this Agreement; and

WHEREAS, the Company and the Member Representative desire that the Escrow Agent accept the Escrowed Indemnification Stock in escrow to be held and disbursed as hereinafter provided.

NOW, THEREFORE, IT IS AGREED:

1. Appointment of Escrow Agent. The parties hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrowed Indemnification Stock. On the Effective Date, the Company shall deliver to the Escrow Agent certificates representing the Escrowed Indemnification Stock, to be held and disbursed subject to the terms and conditions of this Agreement; provided, however, that to the extent that the Definitive Agreement provides that shares shall not be issued as of the Effective Date, such shares shall be delivered to the Escrow Agent, when and if issued, to the extent that such shares otherwise would constitute Escrowed Indemnification Stock. The Member Representative acknowledges and agrees that the certificates representing the Escrowed Indemnification Stock will bear a legend in the form attached hereto as Exhibit C to reflect the deposit of such Escrowed Indemnification Stock under this Agreement.

3. Disbursement of the Escrowed Indemnification Stock.

3.1. Escrow Period. The Escrow Agent shall hold the Escrowed Indemnification Stock until the termination of the Escrow Period (as defined below). The “Escrow Period” shall, subject to Section 3.5, be the period beginning on the date the certificates representing the Escrowed Indemnification Stock are deposited with the Escrow Agent and ending: (i) as to the first 600,000 shares of the Escrowed Indemnification Stock (less that portion thereof applied in satisfaction of, or reserved with respect to claims involving, (A) the Indemnification Obligations, (B) the Working Capital Shortfall and (C) obligations of the GA Members in connection with any Inventory Amount Shortfall (clauses (A)-(C), collectively, “Escrow Claims”)), on the thirtieth (30th) day after the date the Company files with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K (the “10-K”) for the year ended December 31, 2009 (the “First Escrow Release Date”), and (ii) as to the remaining Escrowed Indemnification Stock (less that portion thereof applied in satisfaction of, or reserved with respect to any Escrow Claim), on the thirtieth (30th) day after the date the Company files with the SEC its 10-K for the year ended December 31, 2010 (the “Final Escrow Release Date”); provided, however, that with respect to any Escrow Claim made with respect to clause (C) herein, the parties agree that the sole remedy for such Escrow Claim shall be the return of the GA Members’ portion of the Escrowed Indemnification Stock and further that no such Escrow Claim as it relates to clause (C) herein shall be made, if ever, prior to the date that all of the Inventory Assets (as defined in the Definitive Agreement) are sold.

3.2. Holdback for Escrow Claims. Subject to the proviso in Section 3.1, above, with respect to any Escrow Claim that remains unresolved at the time of the First Escrow Release Date or the Final Escrow Release Date, as applicable, and that was properly and timely delivered pursuant to the Definitive Agreement, a portion of the Escrowed Indemnification Stock reasonably necessary to satisfy such Escrow Claim shall remain in escrow until such Escrow Claim shall have been disposed of pursuant to the Definitive Agreement; provided, however, in the event any Escrow Claim may reasonably require the application of 600,000 or more Escrowed Indemnification Stock as of the First Escrow Release Date, then no shares of the Escrowed Indemnification Stock shall be released on such date. Any shares of the Escrowed Indemnification Stock due to be released on the First Escrow Release Date or the Final Escrow Release Date that continue to be held with respect to any unresolved Escrow Claim shall be delivered to the appropriate GA Recipients in accordance with Exhibit A promptly upon such resolution, subject to reduction, if any, for the Indemnification Obligations associated with such Escrow Claim or the Working Capital Shortfall (or Inventory Amount Shortfall in the event that such Escrow Claim exists at the First Escrow Release Date or Final Escrow Release Date, respectively; provided, however, that such Escrow Claim may only exist on such respective date, if at all, to the extent that prior to such respective date, all of the Inventory Assets have been sold).

3.3. Cancellation of Escrowed Indemnification Stock for Working Capital Shortfall. In the event there is a Working Capital Shortfall as finally determined in accordance with Section 1.3 of the Definitive Agreement, the Company shall be entitled to receive for cancellation upon delivery of joint written instructions by the Company and the Member Representative to the Escrow Agent (the “Shortfall Notice”) such number of shares of the Escrowed Indemnification Stock as is determined in accordance with the Definitive Agreement.

3.4. Letter of Instruction. On the termination date of the applicable Escrow Period or upon Escrow Agent’s receipt of the Shortfall Notice, the Escrow Agent shall, upon joint written instructions from the Company and the Member Representative, disburse the appropriate portion of the Escrowed Indemnification Stock to the applicable GA Recipients (which GA Recipients, and their respective allocations of the Escrowed Indemnification Stock, shall be set forth in a written notice delivered by the Member Representative to the Escrow Agent) or the Company, as applicable. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrowed Indemnification Stock in accordance with this Section 3.

3.5. Inventory Adjustment. To the extent that the Inventory Amount Shortfall is not determined by the Final Escrow Release Date, any remaining portion of the GA Members’ Escrowed Indemnification Stock shall be returned to the GA Members and, immediately thereafter, the GA Members shall re-contribute such remaining portion of the GA Members’ Escrowed Indemnification Stock back into escrow in accordance with this Agreement and in such case this Agreement shall continue in effect (and the Escrow Period shall extend) with respect to the Company, the Member Representative, the GA Members and the Escrow Agent, but not the Phantom Holders, until no later than five (5) days after the last item of the Inventory Assets is sold, transferred or disposed of after the Final Escrow Release Date; provided, however, subject to the Company’s consent (at its sole discretion), that the GA Members may contribute into escrow assets in lieu of such remaining Member Inventory Stock of equal or greater value than such remaining portion of the GA Members’ Escrowed Indemnification Stock (valued at Nine Dollars and Eighty-Four Cents ($9.84) per share without interest thereon). After the last item of the Inventory Assets is sold, transferred or disposed of after the Final Escrow Release Date, and after any Inventory Amount Shortfalls are resolved but no later than five (5) days after such sale, transfer or disposition, any remaining Escrowed Indemnification Stock of the GA Members shall be returned to the GA Members (in accordance with their respective, relative Stock Contribution Consideration Percentages).

4. Rights of GA Recipients in Escrow Securities.

4.1. Voting Rights as a Stockholder. Each GA Recipient shall retain all of its rights as a stockholder of the Company during the Escrow Period, including, without limitation, the right to vote his shares of Escrowed Indemnification Stock.

4.2. Dividends and Other Distributions in Respect of the Escrowed Indemnification Stock. During the Escrow Period, all dividends payable in cash or other non-cash property with respect to the Escrowed Indemnification Stock shall be paid to the GA Recipients.

4.3. Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrowed Indemnification Stock except (i) by gift to a member of a GA Recipient’s immediate family or to a trust or other entity, the beneficiary of which is a GA Recipient or a member of a GA Recipient’s immediate family, (ii) by virtue of the laws of descent and distribution upon the death of any GA Recipient, (iii) pursuant to a qualified domestic relations order, (iv) to an entity that is a GA Recipient, (v) to any person or entity controlling, controlled by, or under common control with, a GA Recipient or (vi) with respect to a GA Recipient who is an individual, to an entity controlled by such GA Recipient; provided, however, that such permitted transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. During the Escrow Period, no GA Recipient shall pledge or grant a security interest in the Escrowed Indemnification Stock or grant a security interest in their rights under this Agreement; provided, however, that each of the GA Members shall be permitted to grant a security interest in any or all of the proceeds of the shares of Escrowed Indemnification Stock to Credit Suisse First Boston Next Fund, Inc. (together with any successors or assigns, “CS”), to secure such GA Member’s obligations under a Promissory Note issued May 13, 2009, by such GA Member in favor of CS, as such Promissory Note may be amended, restated, supplemented or otherwise modified from time to time.

5. Concerning the Escrow Agent.

5.1. Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2. Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Securities held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrowed Indemnification Stock or it may deposit the Escrowed Indemnification Stock with the clerk of any appropriate court or it may retain the Escrow Securities pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrowed Indemnification Stock are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3. Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder, as set forth on Exhibit B hereto. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all reasonable counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4. Further Assurances. From time to time on and after the date hereof, the Company and the Member Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5. Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company and approved by the Member Representative, the Escrowed Indemnification Stock held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrowed Indemnification Stock with any court it deems appropriate.

5.6. Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7. Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. Miscellaneous.

6.1. Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

6.2. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.3. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns, and to the benefit of the Member Recipients, who are express third party beneficiaries of this Agreement.

6.5. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by private national courier service, or be mailed, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if sent by private national courier service, on the next business day after delivery to the courier, or, if mailed, two business days after the date of mailing, as follows:

if to the Company, to:

590 Madison Avenue, 35th Floor

New York, New York 10022

Fax No.: (818) 884-2976

if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Steven G. Nelson and Frank A. DiPaolo

Fax No.: (212) 509-5150

if to the Member Representative, to:

21860 Burbank Boulevard, Suite 300 South

Woodland Hills, California 91367

Fax No.: (818) 884-2976

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.6. Counterparts. This Agreement may be executed in several counterparts each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

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WITNESS the execution of this Agreement as of the date first above written.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/s/ Paul Lapping
Name:	Paul Lapping
Title:	CFO

GREAT AMERICAN GROUP, INC.

By:	/s/ Andrew Gumaer
Name:	Andrew Gumaer
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Alexandra Albrecht
Name:	Alexandra Albrecht
Title:	Vice President

MEMBER REPRESENTATIVE:

/s/ Andrew Gumaer
Andrew Gumaer

[Signature Page to Escrow Agreement]

EXHIBIT A

GA Recipient	Number of Shares of Common Stock Held in Escrow
Andrew Gumaer	660,000
Harvey M. Yellen	660,000
Scott Carpenter	34,216
Paul Erickson	33,849
Lester Friedman	30,916
Thomas Pabst	33,605
Mark Weitz	36,171
Brian Yellen	11,242
Total: 1,500,000

EXHIBIT B

Escrow Agent Fees

Fees billed by Continental Stock Transfer & Trust Co.

A) Services as escrow agent: $200 per month payable upon receipt of invoice; and

B) Release of shares from escrow $500 fixed fee per incident.

EXHIBIT C

Form of Legend

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN AN ESCROW AGREEMENT DATED JULY 31, 2009 (THE “AGREEMENT”) AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE ESCROW PERIOD (AS DEFINED IN THE AGREEMENT).